Exhibit 10.13(N)

TENTH AMENDMENT

TO SEARCH AND ADVERTISING SERVICES AND SALES AGREEMENT

This Tenth Amendment to Search and Advertising Services and Sales Agreement (this “Tenth Amendment”) is entered into to be effective as of March 23, 2015 (“Tenth Amendment Effective Date”) by and between Yahoo! Inc., a Delaware corporation (“Yahoo!”) and Microsoft Corporation, a Washington corporation (“Microsoft”).

WHEREAS, Yahoo! and Microsoft are parties to that certain Search and Advertising Services and Sales Agreement, entered into as of December 4, 2009, as amended (collectively, the “Agreement”);

WHEREAS, Yahoo! and Microsoft desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein have the same meanings given in the Agreement.

2. Other Termination Rights. Section 19.3.4(a) of the Agreement is amended as follows:

•	The first sentence of Section 19.3.4(a) of the Agreement is hereby deleted and replaced in its entirety with the following, “During the 60-day period following the fifth anniversary of the Commencement Date, if the trailing 12-month average of Yahoo!’s RPS for its primary United States Yahoo! Properties is less than [*]% of Google’s trailing 12-month estimated average RPS then Yahoo! may terminate this Agreement. Any termination by Yahoo! within the 60-day period specified herein shall be deemed to have been made as of [*] for purposes of determining the trailing 12-month average of Yahoo!’s RPS for its primary United States Yahoo! Properties and Google’s trailing 12-month estimated average RPS.”

•	The second sentence of Section 19.3.4(a) is amended by replacing the word “sentence” with the word “sentences.”

3. Miscellaneous. This Tenth Amendment will be governed and construed, to the extent applicable, in accordance with the laws of the State of New York, without regard to its conflict of law principles. This Tenth Amendment may be executed in multiple textually identical counterparts, each of which constitutes an original and all of which collectively shall constitute one and the same instrument. This Tenth Amendment may be amended or modified

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

only by a written agreement executed by an authorized representative of each party. This Tenth Amendment binds the parties hereto and their respective personal and legal representatives, successors, and permitted assigns. Except as expressly set forth herein, the Agreement remains in full force and effect and this Tenth Amendment does not alter, amend or change any of the other terms or conditions set forth in the Agreement. To the extent of any conflict between this Tenth Amendment and any provisions of the Agreement, this Tenth Amendment shall control with respect to the subject matter hereof.

4. IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Tenth Amendment as of the Tenth Amendment Effective Date.

YAHOO! INC.		MICROSOFT CORPORATION

By:	/s/ Marrisa A. Mayer	By:	/s/ Frederik van der Kooi
Name: Marissa A. Mayer		Name: Frederik van der Kooi
Title: CEO		Title: VP Advertising
Date: 3/23/15		Date: 3/23/15

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

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